Exhibit 99.1

Aytu BioScience Announces Close of Merger with Neos Therapeutics

- $100M revenue specialty pharmaceutical company on an accelerated path to profitability1 -

- Company name change to Aytu BioPharma, Inc. becomes effective today -

- Former Neos Therapeutics board members Beth P. Hecht and Gerald McLaughlin have joined the Aytu BioPharma board of directors -

ENGLEWOOD, CO - March 22, 2021 - Aytu BioScience, Inc. (Nasdaq: AYTU), a specialty pharmaceutical company focused on commercializing novel therapeutics and consumer healthcare products, today announced the closing of its merger with Neos Therapeutics (previously trading on Nasdaq under "NEOS"). The combined, publicly traded company will focus on maximizing its commercial portfolio of prescription therapeutics and consumer health products and building a complementary novel therapeutic development pipeline that will address significant unmet needs. Effective today, the combined company has begun operating under the name Aytu BioPharma, Inc. (Aytu BioPharma), and its shares of common stock will continue to trade on Nasdaq under the ticker “AYTU.”

“This merger with Neos Therapeutics transforms Aytu into a $100 million revenue specialty pharmaceutical company with annualized cost synergies of $15 million anticipated in 2022. With this close, we are in a strong position to enhance our footprint in pediatrics and expand our presence in adjacent specialty care segments. We also are excited to immediately start leveraging RxConnect, a best-in-class patient support program, for our product portfolio of best-in-class prescription therapeutics and consumer health products,” said Josh Disbrow, Chief Executive Officer of Aytu BioPharma. “We greatly appreciate the support of our new and existing shareholders in supporting this merger and hope to continue this momentum of driving shareholder value.”

Concurrent with the closing of the merger, former Neos Therapeutics board members Beth P. Hecht and Jerry McLaughlin have joined the Aytu BioPharma Board of Directors. Ketan Mehta has resigned his position from the Aytu Board of Directors.

Mr. Disbrow continued, “I am thrilled to welcome Beth and Jerry to the Aytu BioPharma Board of Directors as we begin this new phase in the company’s growth. Their continuity, leadership and collective experience will serve us well as we integrate these two exciting specialty pharmaceutical companies. Also, I would like to thank Ketan for his service to the company over the past several years. His entrepreneurial spirit and dedicated leadership were highly valued by our leadership team, and we wish him well in the future.”

Ms. Hecht currently serves as Senior Vice President, General Counsel and Corporate Secretary of Xeris Pharmaceuticals, Inc. (Nasdaq: XERS). She has over 25 years of experience as a corporate executive in the life science industry. Until the consummation of the Aytu-Neos merger Ms. Hecht served as a member of the Board of Directors of Neos where she chaired the Nominating and Governance Committee. She was also recently appointed to the board of Iterum Therapeutics plc (Nasdaq: ITRM) where she serves on the Audit Committee and Compensation Committee of the Board. Ms. Hecht is a graduate of Amherst College and Harvard Law School and started her career as an attorney specializing in intellectual property and corporate transactions at Willkie Farr & Gallagher (NY) and then Kirkland & Ellis (NY). She has established and led legal, compliance, licensing, human resources, and security departments at companies including Auven Therapeutics, Durata Therapeutics, Sun Products, MedPointe Inc. (formerly known as Carter-Wallace Inc.), Warner Chilcott plc, ChiRex Ltd., and Alpharma, Inc.

Mr. McLaughlin most recently served as President, Chief Executive Officer, and member of the Board of Directors for Neos Therapeutics from 2018 until the closing of the merger with Aytu BioPharma. He has 30 years of experience as an executive and board member and has successfully led multiple businesses, operations, and commercial ventures in the biopharmaceutical industry. Previously, Mr. McLaughlin served as President and Chief Executive Officer and member of the Board of Directors of AgeneBio, Inc., a privately held, clinical-stage biopharmaceutical company. Prior to AgeneBio, Mr. McLaughlin served as Senior Vice President and Chief Commercial Officer of NuPathe, a specialty pharmaceutical company, from 2007 until being acquired by Teva Pharmaceuticals in 2014. Before NuPathe, he held a variety of commercial leadership positions at Endo Pharmaceuticals, playing a key role through multiple stages of organizational expansion. Mr. McLaughlin began his career at Merck & Co., Inc. where he served over a decade in multiple US and Global commercial positions. He received a BA in economics from Dickinson College and an MBA from the Villanova University School of Business.

[1]	Based on unaudited combined pro-forma net revenues for the two companies for the twelve-month period ending September 30, 2020

The closing of the merger follows the satisfaction of all customary closing conditions, including required approvals by shareholders of both Aytu and Neos at each company’s Special Meeting which were each held on March 18, 2021.

About Aytu BioPharma, Inc.

Aytu BioPharma is a specialty pharmaceutical company with a growing commercial portfolio of prescription therapeutics and consumer health products. The company’s primary prescription products treat attention deficit hyperactivity disorder (ADHD) and other common pediatric conditions. Aytu markets ADHD products Adzenys XR-ODT® (amphetamine) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING), Cotempla XR-ODT® (methylphenidate) extended-release orally disintegrating tablets (see Full Prescribing Information, including Boxed WARNING), and Adzenys-ER® (amphetamine) extended-release oral suspension (see Full Prescribing Information, including Boxed WARNING). The company’s other pediatric products include Karbinal® ER (carbinoxamine maleate), an extended-release carbinoxamine (antihistamine) suspension indicated to treat numerous allergic conditions, and Poly-Vi-Flor® and Tri-Vi-Flor®, two complementary fluoride-based prescription vitamin product lines containing combinations of fluoride and vitamins in various formulations for infants and children with fluoride deficiency. The company’s evolution has been driven by strategic in-licensing, acquisition-based transactions and organic product growth. As Aytu continues this trajectory, the company is building a complimentary therapeutic development pipeline that will address significant unmet needs. For more information, please visit aytubio.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. All statements other than statements of historical facts contained in this press release, are forward-looking statements. Forward-looking statements are generally written in the future tense and/or are preceded by words such as ''may,'' ''will,'' ''should,'' ''forecast,'' ''could,'' ''expect,'' ''suggest,'' ''believe,'' ''estimate,'' ''continue,'' ''anticipate,'' ''intend,'' ''plan,'' or similar words, or the negatives of such terms or other variations on such terms or comparable terminology. All statements other than statements of historical facts contained in this presentation, are forward-looking statements, including but not limited to any statements regarding the results, effects, benefits and synergies of the Aytu-Neos merger transaction, future opportunities for the combined company, future financial performance and condition, guidance and any other statements regarding the newly combined company’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: potential adverse reactions or changes to business or employee relationships, including those resulting from the completion of the transaction, the diversion of management time on transaction-related and integration-related issues, the ultimate timing, outcome and results of integrating the operations of Aytu and Neos, the effects of the business combination of Aytu and Neos, including the combined company's future financial condition, results of operations, strategy and plans, the ability of the combined company to realize anticipated synergies in the timeframe expected or at all, changes in capital markets and the ability of the combined company to finance operations in the manner expected, risks relating to gaining market acceptance of our products, obtaining reimbursement by third-party payors, the potential future commercialization of the combined company's product candidates, the anticipated start dates, durations and completion dates, as well as the potential future results, of the combined company's ongoing and future clinical trials, the anticipated designs of the combined company's future clinical trials, anticipated future regulatory submissions and events, the combined company's anticipated future cash position and future events under current and potential future collaboration. We also refer you to (i) the risks described in ''Risk Factors'' in Part I, Item 1A of Aytu's Annual Report on Form 10-K and in the other reports and documents it files with the Securities and Exchange Commission and (ii) the Risk Factors set forth in Neos' Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC and in the other filings Neos makes with the SEC from time to time.

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